Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:
Tony Mezza

Zep Inc.
404-603-7762

Zep Inc. Reports Strong Revenue Growth and Profit Improvement

Acquired and Organic Growth Drive Performance

Compared with the second quarter of fiscal 2010:

•                  Revenue increased 15% to $146.8 million

•                  Adjusted EBITDA improved 76% to $9.9 million

•                  Adjusted EPS increased 67% to $0.15

•                  Strategic initiatives and an improving market bring a return to modest organic growth

Atlanta, GA, April 5, 2011 — Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced financial results for the three- and six-month periods ended February 28, 2011.  Revenue for the second quarter of fiscal 2011 increased approximately 15% to $146.8 million, compared with $127.4 million in the same period of the prior year.  Earnings before interest, income tax, depreciation, and amortization expenses and excluding restructuring, special items, and acquisition-related expenses (adjusted EBITDA) totaled $9.9 million, an increase of $4.3 million or 76% from the second quarter of fiscal 2010.  During the second quarter of fiscal 2011, adjusted net income was $3.3 million, or $0.15 per diluted share, an increase of $1.3 million or $0.06 per diluted share from the same prior year period.

John K. Morgan, Chairman, President and Chief Executive Officer, stated, “We are encouraged by the quarter’s top-line results as we begin to see improving trends throughout our business. The business delivered significant top- and bottom-line expansion due to continued strong performance from our acquired platforms as well as growth in our legacy operations. Revenue from a number of the end markets we serve — specifically industrial, food and transportation,— showed noteworthy improvement when compared to the year-earlier period. We are particularly pleased to be seeing a return to organic growth as a number of key initiatives are beginning to bear fruit. Adjusted EPS improvement of more than 60% illustrates the dedication of our associates’ to focus on top-line growth initiatives while controlling cost during a prolonged economic recovery.”

Mr. Morgan continued, “We made significant progress preparing our operations to further integrate the Waterbury business. We completed, four months ahead of schedule, a new, three-year collective bargaining agreement for the Atlanta manufacturing and distribution locations.  This milestone and other operational improvements prepare the business for anticipated increased demand and clear the way for the final steps of integrating the Waterbury production into our existing facilities.”

Adjustments to Reported Results

Second quarter fiscal 2011 net income of $2.2 million or $0.10 per diluted share reflects charges totaling $0.6 million, or $0.03 per diluted share related to restructuring efforts and incremental expense due to an increased basis in acquired Waterbury inventories. Separately, during the second quarter of fiscal 2011, we detected contamination within one of our manufacturing location’s waste streams, which caused a temporary increase in our wastewater disposal and overall operating costs.  Reported net income in the second quarter of fiscal 2011 includes $1.0 million, or $0.04 per diluted share, of costs associated with this occurrence.  The affected waste treatment facility is now fully functional, and we do not expect future cost associated with this event, if any, to be material.  Lastly, we sold our facility in the Boston, Massachusetts area, which was idled during last year’s restructuring, during the second quarter of our fiscal 2011, and recognized a gain of $0.5 million or $0.02 per diluted share within reported net income.

Second quarter fiscal 2010 net income of $0.7 million or $0.03 per diluted share reflects charges totaling $0.9 million or $0.04 per diluted share of acquisition costs associated with last year’s purchase of Amrep, Inc.  Also included in the prior year period’s reported results is $0.4 million or $0.02 per diluted share of incremental expense due to an increased basis in acquired Amrep inventories.

The following table provides a reconciliation of earnings per diluted share to reported diluted earnings per share after adjusting for the aforementioned items:

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2011	2010	2011	2010

Reported (GAAP) Diluted Earnings Per Share	$0.10	$0.03	$0.32	$0.28
Incremental expense due to increased basis of acquired inventories	0.01	0.02	0.03	0.02
Restructuring Charges	0.02	—	0.04	0.01
Acquisition Costs	—	0.04	—	0.05
One-time benefit from French licensee transaction	—	—	—	(0.03)
Wastewater disposal costs	0.04	—	0.04	—
Gain on sale of building	(0.02)	—	(0.02)	—
Adjusted Diluted Earnings Per Share (a), (b)	$0.15	$0.09	$0.42	$0.33

(a) We provide adjusted results that exclude restructuring charges, acquisition costs and other special items to reflect the impact of our initiatives to improve productivity.  We provide adjusted information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP.  We believe the adjusted presentation is a beneficial supplemental disclosure to investors in analyzing and assessing our past and future performance.

(b) Rounding may affect summary presentation of adjusted diluted earnings per share totals.

Second Quarter Results

Net sales totaled $146.8 million in the second quarter of fiscal 2011 compared with $127.4 million in the second quarter of fiscal 2010, an increase of $19.5 million or 15%. Our second quarter fiscal 2011 sales performance included approximately $18 million of revenue from companies acquired during our fiscal 2011 and 2010. Additionally, we achieved organic revenue growth during the second quarter of fiscal 2011. This growth was attributable to increased pricing of $3.1 million and improved sales volumes in several of our key end-markets. Specifically, sales to customers in the industrial, food and transportation end-markets improved during the quarter. Partially offsetting these improvements, however, were declines in sales through our retail channel and to schools and governments. The rate of decline in sales through the retail channel and to schools and governments is decelerating.

Adjusted gross profit increased $9.7 million, or 16%, to $70.2 million during the second quarter of fiscal 2011, compared with $60.5 million in the same prior year period.  Adjusted gross profit margin improved approximately 30 basis points to 47.8% compared with the prior fiscal year’s second quarter.  Price increases made during the previous twelve months and improved manufacturing absorption together have more than offset rising raw material costs.  These price increases address the increase of raw materials used in our production.  We continue to monitor commodity costs in light of recent turmoil in the Middle East, and future adjustments to price may be necessary to mitigate the impact of rising commodity costs.

Our selling, distribution and administrative expenses declined as a percentage of sales to 43.5% in the second quarter of fiscal 2011 from 44.9% in the second quarter of fiscal 2010.  Increased sales through distribution and retail channels contributed to this improvement of approximately 150 basis points.

Adjusted EBITDA totaled $9.9 million, an increase of $4.3 million, or 76%, from adjusted EBITDA from the same prior year period.  Adjusted EBITDA margins were approximately 235 basis points higher in the second quarter of fiscal year 2011 compared with the same prior year period.  Since January 2010, we completed three acquisitions resulting in the recording of approximately $63.7 million of finite-lived intangible assets, namely customer relationships and intellectual property.  On an annual basis, we expect amortization of these assets will result in approximately $4.0 million of amortization expense.  Our level of indebtedness, and therefore our interest expense, has increased due primarily to the need to fund our acquisitions. We expect interest expense to range from $6.5 million to $7.0 million on an annual basis assuming current debt levels and interest rates.

Summary of Cash Flow

Net cash used by our operating activities totaled $7.4 million during the second quarter of fiscal 2011, compared with $3.0 million in the same prior year period. The increased use of cash resulted from higher payments for incentive-based compensation, customer rebate programs and building inventory ahead of transitioning Waterbury’s manufacturing processes.  Capital expenditures totaled $1.6 million in the second quarter of fiscal 2011, and were primarily composed of investments in building improvements, machinery, equipment, and information technology.

“Our efforts to reshape the business into a more dynamic organization that is better aligned with the markets we serve continued during the quarter, and we are pleased with the progress against our long-term financial objectives. We have successfully streamlined our business and are focusing our efforts on strategic revenue growth initiatives.  We are already enjoying the results of these efforts as evidenced by momentum in revenue and EBITDA margin expansion. Looking ahead, we remain encouraged by our ability to generate profitable organic and acquisitive growth by leveraging acquired manufacturing capabilities, an expanded product line, broadened access to key markets, and a more appropriate alignment of our existing operations,” Mr. Morgan concluded.

* * *

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that may or may not be referenced in this press release, including adjusted gross profit, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share. This non-GAAP financial information is provided to enhance the user’s overall understanding of our current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual or not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Moreover, this non-GAAP information may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

A more detailed discussion of our long-term objectives and financial goals may be found in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”).  The Forms 10-K and 10-Q are available via our website at www.zepinc.com.

Conference Call

As previously announced, we will host a conference call to discuss the second fiscal quarter’s operating results on Tuesday, April 5, 2011 at 9:30 AM ET.  The call will be webcast and may be accessed through our website at www.zepinc.com or by dialing in at (913) 312-0711, access code: 2585511. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal 2010 net sales of almost $570 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets. We market these products and services under well recognized and established brand names, such as Zep(R), Zep Commercial(R), Zep Professional(TM), Enforcer(R), National Chemical(R), Selig(TM), Misty(R), Next Dimension(TM), Petro(R), i-Chem(R), TimeMist(R), TimeWick, MicrobeMax(TM), Country Vet(R), Konk(TM), Niagara National(TM) and a number of private labeled brands. Some of Zep’s brands have been in existence since the Company’s 1937 founding. Zep Inc.’s headquarters are in Atlanta, Georgia. Visit our website at www.zepinc.com.

* * *

This release contains, and other written or oral statements made by or on behalf of Zep may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or the executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to statements relating to our future economic performance, business prospects, revenue,  income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or results of us.  Examples of forward-looking statements in this press release include but are not limited to:  statements regarding the economic environment and the impact this environment has had or could have on our current and/or future financial results; statements regarding benefits that we may realize from our acquisitions and our restructuring activities; statements regarding investments that may be made in the future to grow the business, either organically or otherwise, in accordance with our strategic plan, or that may be made for other purposes; statements regarding anticipated incremental amortization and interest expense, and statements and related estimates concerning the benefits that the execution of our strategic initiatives are expected to have on future financial results.

Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•      economic conditions in general;

•      customer and supplier relationships and prices;

•      competition;

•      ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•      market demand; and

•      litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2010. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

* * *

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	FEBRUARY 28, 2011	AUGUST 31, 2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,905	$25,257
Accounts receivable, less reserve for doubtful accounts of $3,978 at February 28, 2011 and $4,995 at August 31, 2010	88,277	90,827
Inventories	70,593	53,192
Deferred income taxes	7,374	8,188
Prepayments and other current assets	12,400	9,779
Total Current Assets	185,549	187,243

Property, Plant, and Equipment, at cost:
Land	4,524	4,504
Buildings and leasehold improvements	59,302	58,224
Machinery and equipment	98,992	94,172
Total Property, Plant, and Equipment	162,818	156,900
Less - Accumulated depreciation and amortization	95,377	90,026
Property, Plant, and Equipment, net	67,441	66,874

Other Assets:
Goodwill	84,173	53,764
Identifiable intangible assets	67,198	30,271
Deferred income taxes	939	861
Other long-term assets	3,807	3,835
Total Other Assets	156,117	88,731
Total Assets	$409,107	$342,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$15,000	$15,000
Accounts payable	49,116	51,390
Accrued compensation	16,741	21,322
Other accrued liabilities	24,317	29,124
Total Current Liabilities	105,174	116,836
Long-term debt, less current maturities	138,400	77,150
Deferred Income Taxes	3,144	2,140
Self-Insurance Reserves, less current portion	4,435	5,420
Other Long-Term Liabilities	22,881	19,129
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,536,110 issued and outstanding at February 28, 2011, and 21,335,922 issued and outstanding at August 31, 2010	215	213
Paid-in capital	88,426	85,316
Retained earnings	30,404	25,052
Accumulated other comprehensive income items	16,028	11,592
Total Stockholders’ Equity	135,073	122,173
Total Liabilities and Stockholders’ Equity	$409,107	$342,848

Zep Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED FEBRUARY 28,		SIX MONTHS ENDED FEBRUARY 28,
	2011	2010	2010	2010
Net Sales	$146,835	$127,350	$304,276	$254,101
Cost of Products Sold	78,244	67,374	157,634	124,233
Gross Profit	68,591	59,976	146,642	129,868
Selling, Distribution, and Administrative Expenses	63,811	57,233	131,484	117,517
Restructuring Charges	751	—	1,469	399
Gain on Sale of Building	(676)	—	(676)	—
Acquisition Costs	—	1,183	—	1,550
Operating Profit	4,705	1,560	14,365	10,402
Other Expense:
Interest expense, net	1,613	460	3,485	729
(Gain) Loss on foreign currency transactions	(59)	84	(220)	7
Miscellaneous expense (income), net	27	36	127	(21)
Total Other Expense	1,581	580	3,392	715
Income before Provision for Income Taxes	3,124	980	10,973	9,687
Provision for Income Taxes	974	242	3,884	3,529
Net Income	$2,150	$738	$7,089	$6,158
Earnings Per Share:
Basic Earnings per Share	$0.10	$0.03	$0.33	$0.28
Basic Weighted Average Number of Shares Outstanding	21,506	21,276	21,454	21,215
Diluted Earnings per Share	$0.10	$0.03	$0.32	$0.28
Diluted Weighted Average Number of Shares Outstanding	21,982	21,746	21,937	21,634
Dividends Declared per Share	$0.04	$0.04	$0.08	$0.08

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	SIX MONTHS ENDED FEBRUARY 28,
	2011	2010
Cash (Used for) Provided by Operating Activities:
Net income	$7,089	$6,158
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	7,082	4,296
Deferred income taxes	1,739	858
Excess tax benefits from share-based payments	(572)	(237)
Gain on sale of property, plant and equipment	(676)	—
Other non-cash charges	1,502	1,903
Change in assets and liabilities:
Accounts receivable	10,932	7,822
Inventories	(8,537)	(1,622)
Prepayments and other current assets	(2,121)	(2,312)
Accounts payable	(6,870)	(4,793)
Accrued compensation and other current liabilities	(12,604)	(7,828)
Self-insurance and other long-term liabilities	268	11
Other assets	(92)	(186)
Net Cash (Used for) Provided by Operating Activities	(2,860)	4,070
Cash (Used for) Provided by Investing Activities:
Purchases of property, plant, and equipment	(3,180)	(4,131)
Acquisitions	(76,065)	(64,448)
Proceeds from sale of property, plant, and equipment	1,084	—
Net Cash Used for Investing Activities	(78,161)	(68,579)
Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facility	88,117	97,900
Repayments of borrowings from revolving credit facility	(26,867)	(48,100)
Proceeds from receivables facility	—	15,000
Employee stock issuances	719	201
Excess tax benefit from share-based payments	572	237
Dividend payments	(1,738)	(1,735)
Net Cash Provided by Financing Activities	60,803	63,503
Effect of Exchange Rate Changes on Cash	1,866	(159)
Net Change in Cash and Cash Equivalents	(18,352)	(1,165)
Cash and Cash Equivalents at Beginning of Period	25,257	16,651
Cash and Cash Equivalents at End of Period	$6,905	$15,486

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Reported (GAAP) Gross Profit	$68,591	$59,976	$146,642	$129,868
Incremental expense due to increased basis of acquired inventories (a)	177	525	984	525
One-time revenue benefit from French licensee transaction (d)	—	—	—	(1,089)
Wastewater disposal charges (e)	1,436	—	1,436	—
Adjusted Gross Profit	$70,204	$60,501	$149,062	$129,304
Adjusted Gross Profit Margin	47.8%	47.5%	49.0%	51.1%

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Reported (GAAP) Net Income	$2,150	$738	$7,089	$6,158
Interest expense, net	1,613	460	3,485	729
Provision for Income Taxes	974	242	3,884	3,529
Depreciation and Amortization	3,519	2,506	7,082	4,296
EBITDA	$8,256	$3,946	$21,540	$14,712
Incremental expense due to increased basis of acquired inventories (a)	177	525	984	525
Restructuring Charges (b)	751	—	1,469	399
Acquisition Costs (c)	—	1,183	—	1,550
One-time revenue benefit from French licensee transaction (d)	—	—	—	(1,089)
Wastewater disposal charges (e)	1,436	—	1,436	—
Gain on sale of building (f)	(676)	—	(676)	—
Adjusted EBITDA	$9,944	$5,654	$24,753	$16,097
Adjusted EBITDA Margin	6.8%	4.4%	8.1%	6.4%

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES (continued)

(Unaudited; In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Reported (GAAP) Net Income	$2,150	$738	$7,089	$6,158
Incremental expense due to increased basis of acquired inventories (a)	122	395	636	334
Restructuring Charges (b)	517	—	949	254
Acquisition Costs (c)	—	891	—	985
One-time revenue benefit from French licensee transaction (d)	—	—	—	(692)
Wastewater disposal charges (e)	988	—	928	—
Gain on sale of building (f)	(465)	—	(437)	—
Adjusted Net Income	$3,312	$2,024	$9,165	$7,039

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Reported (GAAP) Diluted Earnings Per Share	$0.10	$0.03	$0.32	$0.28
Incremental expense due to increased basis of acquired inventories (a)	0.01	0.02	0.03	0.02
Restructuring Charges (b)	0.02	—	0.04	0.01
Acquisition Costs (c)	—	0.04	—	0.05
One-time revenue benefit from French licensee transaction (d)	—	—	—	(0.03)
Wastewater disposal charges (e)	0.04	—	0.04	—
Gain on sale of building (f)	(0.02)	—	(0.02)	—
Adjusted Diluted Earnings Per Share (g)	$0.15	$0.09	$0.42	$0.33

(a)

Under the purchase method of accounting, the total purchase price for certain assets and liabilities of Waterbury Companies, Inc. has been allocated to net tangible and intangible assets based on their estimated fair values as of the September 2, 2010 closing date of the acquisition. The estimated fair value of acquired finished goods inventories exceeded the historical net book value for such goods by $1.0 million. As a result of this step-up in asset basis, we recognized an increase of cost of goods sold totaling $0.8 million in the first fiscal quarter of 2011 and $0.2 million in the second quarter of fiscal 2011. Similar charges recorded during comparative prior year periods pertain to the previously disclosed January 4, 2010 acquisition of Amrep, Inc.

(b)

In the first quarter of fiscal 2011, we recorded a restructuring charge of $0.7 million for costs associated with facility consolidations and non-sales related headcount reductions. In the second quarter of fiscal 2011, we recorded a restructuring charge of $0.8 million for costs associated with non-sales related headcount reductions. In the first quarter of fiscal 2010, we recorded a restructuring charge of $0.4 million for costs associated with facility consolidations.

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES (continued)

(Unaudited; In thousands, except per-share data)

(c)

The majority of these amounts include costs associated with advisory, legal and other due diligence-related services incurred in connection with acquisition-related activity. Acquisition costs associated with the Amrep, Inc. acquisition totaled $1.6 million during the first six months of fiscal 2010.

(d)

In the first quarter of fiscal 2010, we executed a release agreement addressing historical business transactions with a third-party French licensee. We received a one-time, $1.1 million payment in the first quarter of fiscal 2010 pursuant to this release agreement.

(e)

During the second quarter of fiscal 2011, we detected contamination within one of our manufacturing location’s waste streams, which caused a temporary increase in our wastewater disposal and overall operating costs. Reported net income in the second quarter of fiscal 2011 includes $1.0 million, or $0.04 per diluted share, of costs associated with this occurrence. The affected waste treatment facility is now fully functional, and we do not expect future cost associated with this occurrence, if any, to be material.

(f)

As part of our previously disclosed restructuring efforts, we began marketing a facility in the Boston, Massachusetts area during fiscal 2010. We sold this facility during the second quarter of our fiscal 2011, and we have recognized the related gain within our operating results. We lease the majority of our selling branch and warehouse locations, and the sale of owned facilities occurs infrequently.

(g)	Rounding may affect summary presentation of adjusted diluted earnings per share totals.